     As filed with the Securities and Exchange Commission on June 29, 2000

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                   Form S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       INTEGRATED CIRCUIT SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)



          Pennsylvania                                 23-2000174

(State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                 Identification Number)

 2435 Boulevard of the Generals
       Norristown, PA                                  19403-3661

(Address of Principal Executive Offices)               (Zip Code)

     INTEGRATED CIRCUIT SYSTEMS, INC. 2000 LONG-TERM EQUITY INCENTIVE PLAN
      INTEGRATED CIRCUIT SYSTEMS, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
                           (Full Title of the Plan)

                                  Hock E. Tan
                     President and Chief Executive Officer
                       Integrated Circuit Systems, Inc.
                        2435 Boulevard of the Generals
                          Norristown, PA 19403-3661
                    (Name and Address of Agent for Service)

                                (610) 630-5300
          (Telephone Number, including Area Code of Agent for Service)

                               _________________

                                    Copy to:

                              Lance C. Balk, Esq.
                                Kirkland & Ellis
                            153 East 53rd Street
                            New York, NY 10022-4675
                                 (212) 446-4800

                        CALCULATION OF REGISTRATION FEE

===========================================================================================
  Title of                         Proposed Maximum   Proposed Maximum
 Securities         Amount to be    Offering Price      Aggregate           Amount of
 to be Registered    Registered     per Share/(2)/    Offering Price/(3)/ Registration Fee
 ----------------   ------------   ----------------   -----------------   -----------------
Common Stock, par  7,000,000/(1)/      $14.25           $99,750,000          $26,334
 value $0.01 per
 share
===========================================================================================

(1) Shares reserved for issuance under the Integrated Circuit Systems, Inc. 2000 Long-Term Equity Incentive Plan and the Integrated Circuit Systems, Inc. 2000 Employee Stock Purchase Plan.
(2) Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the shares reported on the Nasdaq National Market on June 27, 2000.
(3) Estimated solely for purposes of calculating the registration fee.

================================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to
Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

  The following documents filed by Integrated Circuit Systems, Inc., a Pennsylvania corporation, (the "Corporation") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:

  (a) The Corporation's Prospectus filed pursuant to Rule 424(b)(3) on May 24, 2000 (File No. 333-33318).

  (b) The Corporation's Quarterly Reports on Form 10-Q for the quarterly periods ended October 2, 1999, January 1, 2000 and April 1, 2000.

  (c) The description of the Corporation's common stock, par value $0.01 per share (the "Common Stock") contained in Item 1 of the Corporation's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act"), on March 27, 1999.

  (d) All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  The validity of the common stock offered hereby will be passed upon for the Corporation by Pepper Hamilton LLP.

Item 6.  Indemnification of Directors and Officers.

  The Corporation is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 through 1750 of Chapter 17, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

  Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification of expenses actually and reasonably incurred is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.

  Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

  Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

  Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

  Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

  Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

  Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

  Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

  For information regarding provisions under which a director or officer of the Corporation may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to
Article VI of the Corporation's Bylaws, which provides in general that the Corporation shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law.

  It is the policy of the Corporation that indemnification of, and advancement of expenses to, directors and officers of the Corporation shall be made to the fullest extent permitted by law. The Corporation shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending a proceeding, in advance of the final disposition of such action or proceeding.

  The Corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Bylaws or under any provision of the BCL or other applicable law.

  The Corporation currently provides insurance coverage to its directors and officers for up to $20 million.

  The Corporation also has Indemnification Agreements with its officers and directors. The Indemnification Agreements require that the Corporation advance to any covered officer or director the expenses to investigate, defend, settle or appeal any proceeding. The Indemnification Agreements also require the Corporation to maintain directors' and officers' liability insurance to cover actions of the officers and directors who are parties to the Indemnification Agreement. Whether a claim against an officer or director should be indemnified by the Corporation can be decided, at the option of the officer or director, by an attorney or law firm which has no conflict of interest in the matter, or by the disinterested members of the Board of Directors. If the determination is made that the officer or director is not entitled to indemnification, the officer or director has the right to apply to the judicial system for a determination that he is entitled to indemnification. In the event of a change of control of the Corporation, an attorney or law firm which has no conflict of interest in the matter shall issue an opinion as to the right to indemnification of the officer or director. Alternatively, upon a change in control the officer or director may submit the question of indemnification to a panel of arbitrators.

  The Indemnification Agreements also prohibit a cause of action from being asserted against an officer or director who is a party to the agreement by the Corporation or a stockholder on behalf of the Corporation more than one year after the conduct of the officer or director that would give rise to liability. The Corporation shall not be required to indemnify an officer or director who settles a proceeding without the written consent of the Corporation. Indemnification of officers and directors from liability under the Securities Act of 1933 is unenforceable.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

  *4.1    Amended and Restated Articles of Incorporation of the Corporation.

  *4.2    Amended and Restated By-Laws of the Corporation.

  *4.3    Form of certificate representing shares of common stock.

   4.4    2000 Long-Term Equity Incentive Plan, as corrected.

   4.5    2000 Employee Stock Purchase Plan, as corrected.

   5.1 Opinion of Pepper Hamilton LLP with respect to the legality of the shares of the common stock being registered hereby.

  23.1    Consent of KPMG LLP.

  23.2    Consent of Pepper Hamilton LLP (included in opinion filed as Exhibit
          5.1).

  24.1    Powers of Attorney (included on signature page).
________________
*Incorporated by reference to the Registration Statement of the Corporation on Form S-1 (File No. 333-33318) filed on May 22, 2000.

Item 9.  Undertakings.

  (a) The undersigned Corporation hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norristown, Commonwealth of Pennsylvania, on June 29, 2000.

                              INTEGRATED CIRCUIT SYSTEMS, INC.


                              By:       /s/ Justine F. Lien
                                  ----------------------------
                                        Justine F. Lien
                                    Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hock E. Tan and Justine F. Lien, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact an agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                 *     *     *     *     *

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.



                SIGNATURE                                  TITLE                       DATE
-----------------------------------------   -------------------------------------   ------------

          /s/ Hock E. Tan                    (Principal Executive Officer)          June 29, 2000
-----------------------------------------    President, Chief Executive Officer &
              Hock E. Tan                    Director


          /s/ Justine F. Lien                (Principal Financial Officer &         June 29, 2000
-----------------------------------------    Principal Accounting Officer)
              Justine F. Lien                Chief Financial Officer



          /s/ Henry I. Boreen                Director                               June 29, 2000
-----------------------------------------
              Henry I. Boreen


          /s/ David Dominik                  Director                               June 29, 2000
-----------------------------------------
              David Dominik


          /s/ Michael A. Krupka              Director                               June 29, 2000
-----------------------------------------
              Michael A. Krupka


          /s/ Prescott Ashe                  Director                               June 29, 2000
-----------------------------------------
              Prescott Ashe


          /s/ John D. Howard                 Director                               June 29, 2000
-----------------------------------------
              John D. Howard

                                 EXHIBIT INDEX



 EXHIBIT
   NO.                       DESCRIPTION OF DOCUMENT
 -------  ------------------------------------------------------------------
   4.4    2000 Long-Term Equity Incentive Plan, as corrected.

   4.5    2000 Employee Stock Purchase Plan, as corrected.

   5.1 Opinion of Pepper Hamilton LLP with respect to the legality of the shares of the common stock being registered hereby.

  23.1    Consent of KPMG LLP.

  23.2    Consent of Pepper Hamilton LLP (included in opinion filed as Exhibit
          5.1).

  24.1    Powers of Attorney (included on signature page).